Exhibit (g)

MASTER CUSTODIAN AGREEMENT

This Master Custodian Agreement (this “Agreement”) is made as of June 1, 2015 by and between each management investment company identified on Appendix A-1 attached hereto, each such management investment company acting on its own behalf and on behalf of any separate series it has designated, in each case separately from, and not jointly or jointly and severally with, any of the other management investment companies (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 10.2 hereof, a “Fund”), GE Asset Management Incorporated (“GEAM”), on behalf of each separate account managed by GEAM identified on Appendix A-2 hereto (each, an “Account”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street” or the “Custodian”).

WITNESSETH:

WHEREAS, each Fund currently is, or may in the future be, authorized to issue shares of common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets, as more particularly identified on Appendix A-1 attached hereto (with respect to a Fund that has issued one or more series or will issue one or more series which will be made subject to this Agreement in accordance with Section 11.2 hereof, each such series and each series made subject to this Agreement in accordance with Section 11.2 hereof, a “Series”); and

WHEREAS, for a Fund that has not designated any separate series, the term “Series” or “a Series of a Fund” (or a variation thereof) used herein shall mean the Fund itself; and

WHEREAS, with respect to an Account, references herein to “Fund” shall mean GEAM on behalf of the Account and the term “Series” or “a Series of a Fund” (or variation thereof) used herein shall mean the Account itself.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. GENERAL PROVISIONS REGARDING EMPLOYMENT OF THE CUSTODIAN.

SECTION 1.1 TERMS AND CONDITIONS. All of the standard Terms and Conditions (“Terms and Conditions”) set forth in Schedule A attached hereto are incorporated into this Agreement and shall be binding as to the parties executing this Agreement. A high level list of services provided pursuant to the terms and conditions of this Agreement is set forth on Schedule B attached hereto.

SECTION 1.2 EMPLOYMENT OF THE CUSTODIAN AND PROPERTY TO BE HELD BY IT.

Each Fund hereby employs the Custodian as a custodian of assets of its Series, including securities which the Fund, on behalf of its Series, desires to be held in places within the United States (“domestic securities”) and outside the United States (“foreign securities”). Each Fund, on behalf of each of its Series, agrees to deliver to the Custodian (i) all securities and cash of the Series (other than any securities or cash of a Series held by a futures commission merchant or commodity clearing organization pursuant to Rule 17f-6 under the Investment Company Act of 1940, as amended (the “1940 Act”)); (ii) all payments of income, payments of principal or capital distributions on the securities or other assets delivered to the Custodian hereunder; and (iii) the cash consideration received by the Fund for such Shares of the Series as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Series of a Fund which is not received by the Custodian or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 2 of Schedule A). With respect to a Series’ investment in uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in Section 3(a)(1) of the 1940 Act) (the “Underlying Portfolios”), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, the holding of confirmation statements that identify such shares as being recorded in the Custodian’s name on behalf of the Series will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions, the Custodian shall on behalf of a Series appoint one or more banks, trust companies or other entities located in the United States and designated in the Proper Instructions to act as a sub-custodian for the purposes of effecting such transactions as may be designated by the Fund in the Proper Instructions. With respect to foreign securities, the Custodian may place and maintain a Series’ foreign securities with foreign banking institution sub-custodians employed by the Custodian and/or foreign securities depositories, in accordance with the applicable provisions of Sections 3 and 4 hereof.

SECTION 2. DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE SERIES TO BE HELD IN THE UNITED STATES.

SECTION 2.1 HOLDING DOMESTIC SECURITIES. The Custodian shall hold and physically segregate for the account of each Series all non-cash property, to be held by the Custodian in the United States, including all domestic securities owned by such Series other than (a) securities which are maintained pursuant to Section 2.9 hereof in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by such Series which are maintained pursuant to Section 2.11 hereof in an account with State Street or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”). An entity acting in the capacity of an Underlying Transfer Agent is not an agent or sub-custodian of the Custodian for purposes of this Agreement.

SECTION 2.2 DELIVERY OF DOMESTIC SECURITIES. The Custodian shall release and deliver domestic securities owned by a Series of a Fund held by the Custodian, whether in a U.S. Securities System account or in an account at an Underlying Transfer Agent, only upon receipt of Proper Instructions from the Fund.

SECTION 2.3 REGISTRATION OF DOMESTIC SECURITIES. Domestic securities held by the Custodian, its agent or subcustodian (other than bearer securities) shall be registered in the name of the applicable Series or in the name of any nominee of a Fund on behalf of the Series or of any nominee of the Custodian, or in the name or nominee name of any agent or any sub-custodian permitted hereby. All securities accepted by the Custodian on behalf of a Series under the terms of this Agreement shall be in “street name” or other good delivery form. The Custodian shall not be obligated to accept securities on behalf of a Series under the terms of this Agreement unless such securities are in street name. If a Fund on behalf of a Series directs the Custodian to maintain securities in “street name” other than that of the Custodian, its agent, or any subcustodian or any of their nominees, the Custodian shall utilize its best efforts only to timely collect income due such Series on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

SECTION 2.4 BANK ACCOUNTS. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Series, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by the Custodian from or for the account of the Series, other than cash maintained by the Series in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Funds held by the Custodian for a Series may be deposited by the Custodian to its credit as the Custodian in the banking department of the Custodian or in such other banks or trust companies as the Custodian may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited therewith shall on behalf of the Series be approved by the vote of a majority of the board of directors or trustees, as applicable, of the Fund (the “Board”). Such funds shall be deposited by the Custodian in its capacity as the Custodian and shall be withdrawable by the Custodian only in that capacity.

SECTION 2.5 COLLECTION OF INCOME. The Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which a Series shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent. The Custodian shall present for payment all income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. The Custodian shall credit income to the Series as such income is received or in accordance with the Custodian’s then current payable date income schedule. Any credit to the Series in advance of receipt may be reversed when the Custodian reasonably determines that payment will not occur in due course and the Series may be charged at the Custodian’s applicable rate for time credited. Income on domestic securities loaned other than from the Custodian’s securities lending program shall be credited as received.

SECTION 2.6 PAYMENT OF SERIES MONIES. The Custodian shall pay out monies of a Series of a Fund upon receipt of Proper Instructions from the Fund on behalf of the Series.

SECTION 2.7 APPOINTMENT OF AGENTS. The Custodian may at any time in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as an agent of the Custodian to carry out any of the Custodian’s duties and obligations as provided in this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent or subcustodian shall not relieve the Custodian of its responsibilities or liabilities hereunder.

SECTION 2.8 DEPOSIT OF SERIES ASSETS IN U.S. SECURITIES SYSTEMS. The Custodian may deposit and/or maintain securities owned by a Series in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

SECTION 2.9 SEGREGATED ACCOUNT. Upon receipt of Proper Instructions on behalf of a Series, the Custodian shall establish and maintain a segregated account or accounts for and on behalf of the Series and into which account or accounts may be transferred cash and/or securities of such Series, including securities maintained by the Custodian pursuant to Section 2.8 hereof.

SECTION 2.10 DEPOSIT OF SERIES ASSETS WITH THE UNDERLYING TRANSFER AGENT. Underlying Shares beneficially owned by a Series shall be deposited and/or maintained in an account or accounts maintained with the appropriate Underlying Transfer Agent, and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent (copies of which the Custodian will maintain as may be required by Section 7 hereof and will provide to the Series upon its reasonable request from time to time) that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Series, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Series.

2)	In respect of the purchase of Underlying Shares for the account of a Series, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Series as so directed, and record such payment from the account of such Series on the Custodian’s books and records.

3)	In respect of the sale or redemption of Underlying Shares for the account of a Series, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Series on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Series on the Custodian’s books and records.

The Custodian shall not be liable to a Series for any loss or damage to the Series resulting from the maintenance of Underlying Shares with an Underlying Transfer Agent except for losses resulting from the fraud, bad faith, negligence or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

SECTION 2.11 OWNERSHIP CERTIFICATES FOR TAX PURPOSES. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Series held by the Custodian and in connection with transfers of such securities.

SECTION 2.12 PROXIES. The Custodian shall cause proxies received by the Custodian from its agents or its subcustodians or from the issuers of the domestic securities being held for a Series to be promptly executed by the registered holder of such securities without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the applicable Fund such proxies, all proxy soliciting materials and all notices relating to such securities.

SECTION 2.13 COMMUNICATIONS RELATING TO SECURITIES. The Custodian shall transmit promptly to the applicable Investment Advisor for a Series all written information received by the Custodian from its agents, subcustodians or issuers of the domestic securities being held for the Series (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall promptly transmit to the applicable Fund for a Series or the applicable Investment Advisor for the Series written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with securities or other property of a Series at any time held by it unless (i) the Custodian is in actual possession of such securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least two (2) business days prior to the date on which the Custodian is to take action to exercise such right or power; notwithstanding the foregoing, the Custodian shall use best efforts to act on instructions received not later than one (1) business day prior to the deadline.

SECTION 3.	PROVISIONS RELATING TO RULES 17F-5 AND 17F-7.

SECTION 3.1. DEFINITIONS. As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Board” means, in relation to a Fund, the board of directors, trustees or other governing body of the Fund.

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country, including, but not limited to, risks arising from such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), and prevailing or developing custody, tax and settlement practices; nationalization, expropriation or other government actions in such country; restrictions, devaluations or fluctuations affecting the currency of such country; market conditions affecting the orderly execution of securities transactions or the value of assets in such country; the regulation of the banking and securities industries in such country, including changes in market rules; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in such country.

“Covered Foreign Country” means a country listed on Schedule C, which list of countries may be amended from time to time at the request of any Fund and with the agreement of the Foreign Custody Manager.

“Eligible Foreign Custodian” has the meaning set forth in Rule 17f-5(a)(1); for the avoidance of doubt, the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in Rule 17f-7(b)(1).

“Foreign Assets” of a Series means any of the Series’ investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Series’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in Rule 17f-5(a)(3).

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

SECTION 3.2.	THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.

3.2.1 DELEGATION TO THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. Each Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Rule 17f-5(b), the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Series held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to such Foreign Assets.

3.2.2 COUNTRIES COVERED. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the Covered Foreign Countries. The Foreign Custody Manager shall also list on Schedule C the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Series (the “Selected Foreign Custodian”), which list of Selected Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule C to the applicable Board in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions from a Fund to open an account for each of its Series or to place or maintain Foreign Assets of its Series in a Covered Foreign Country, and upon the fulfillment by the Fund, on behalf of its Series, of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by such Fund’s Board on behalf of its Series responsibility as Foreign Custody Manager with respect to that Covered Foreign Country and to have accepted such delegation. Execution of this Agreement by each Fund shall be deemed to be a Proper Instruction from the Fund authorzing the Foreign Custody Manager to open an account for each of its Series, or to place or maintain Foreign Assets of its Series, with the Selected Foreign Custodian for each applicable Covered Foreign Country. Following the receipt of Proper Instructions from a Fund directing the Foreign Custody Manager to close the account of a Series of the Fund with the Selected Foreign Custodian in a Covered Foreign Country, the delegation by the Board on behalf of such Series to the Custodian as Foreign Custody Manager for that Covered Foreign Country shall be deemed to have been withdrawn, and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Series with respect to that Covered Foreign Country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities in respect of a Series of a Fund with respect to a Covered Foreign Country upon written notice to the Fund. Thirty (30) days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as the Foreign Custody Manager to the Series with respect to the Covered Foreign Country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3 SCOPE OF DELEGATED RESPONSIBILITIES:

(a) SELECTED FOREIGN CUSTODIANS. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets of a Series in the care of the Selected Foreign Custodian selected by the Foreign Custody Manager in each applicable Covered Foreign Country. In performing its delegated responsibilities as the Foreign Custody Manager to place or maintain Foreign Assets of a Series with a Selected Foreign Custodian, the Foreign Custody Manager shall determine that such Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Foreign Assets will be held by that Selected Foreign Custodian, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation, the factors specified in Rule 17f-5(c)(1).

(b) CONTRACTS WITH SELECTED FOREIGN CUSTODIANS. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Selected Foreign Custodian will satisfy the requirements of Rule 17f-5(c)(2).

(c) MONITORING. In each case in which the Foreign Custody Manager maintains Foreign Assets of a Series with a Selected Foreign Custodian, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining such Foreign Assets with such Selected Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with such Selected Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with a Selected Foreign Custodian are no longer appropriate, the Foreign Custody Manager shall promptly notify the applicable Board in accordance with Section 3.2.5 hereof.

3.2.4 GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. For purposes of this Section 3.2, the Board of a Fund shall be deemed to have considered and determined to accept, on behalf of each Series of the Fund, such Country Risk as is incurred by placing and maintaining the Foreign Assets of each Series in each Covered Foreign Country.

3.2.5 REPORTING REQUIREMENTS. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets of a Series from a Selected Foreign Custodian and the placement of such Foreign Assets with another Selected Foreign Custodian by providing to the applicable Board an amended Schedule C at the end of the calendar quarter in which an amendment to such Schedule C has occurred. The Foreign Custody Manager shall make written reports notifying the applicable Board of any other material change in the foreign custody arrangements of a Fund described in this Section 3.2 promptly after the occurrence of the material change.

3.2.6 STANDARD OF CARE AS THE FOREIGN CUSTODY MANAGER. In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of any Foreign Assets of a Series would exercise.

3.2.7 REPRESENTATIONS WITH RESPECT TO RULE 17F-5. The Foreign Custody Manager represents to each Fund that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Each Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Series of the Fund.

3.2.8 EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. Each Board’s delegation to the Custodian as Foreign Custody Manager of the Series of a Fund shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of a Series with respect to designated countries.

SECTION 3.3	ELIGIBLE SECURITIES DEPOSITORIES.

3.3.1 ANALYSIS AND MONITORING. The Custodian shall (a) provide each Fund or its Investment Advisor with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule D attached hereto (the “Foreign Securities Systems”) in accordance with Rule 17f-7(a)(1)(i)(A), and (b) monitor such risks on a continuing basis, and promptly notify the applicable Fund (or its Investment Advisor) of any material change in such risks, in accordance with Rule 17f-7(a)(1)(i)(B).

3.3.2 STANDARD OF CARE. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1 hereof.

SECTION 4.	DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE SERIES TO BE HELD OUTSIDE THE UNITED STATES.

SECTION 4.1. HOLDING FOREIGN SECURITIES. The Custodian shall identify on its books as belonging to a Series the foreign securities held by each Selected Foreign Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Series, with any Selected Foreign Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided, however, that (i) the records of the Custodian with respect to foreign securities of a Series which are maintained in such account shall identify those foreign securities as belonging to the Series, and (ii) to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that the foreign securities so held by the Selected Foreign Custodian be held separately from any assets of such Selected Foreign Custodian or of other customers of such Selected Foreign Custodian.

SECTION 4.2. FOREIGN SECURITIES SYSTEMS. Foreign securities maintained in a Foreign Securities System in a designated country shall be maintained through arrangements implemented by the Custodian or a Selected Foreign Custodian, as applicable, in such country.

SECTION 4.3. TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

4.3.1. DELIVERY OF FOREIGN ASSETS. The Custodian or a Selected Foreign Custodian shall release and deliver foreign securities of a Series of a Fund held by the Custodian or such Selected Foreign Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions from the Fund.

4.3.2. PAYMENT OF SERIES MONIES. The Custodian shall pay out, or direct the respective Selected Foreign Custodian or the respective Foreign Securities System to pay out, monies of a Series of a Fund only upon receipt of Proper Instructions.

4.3.3. MARKET CUSTOMS. Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received, and delivery of Foreign Assets maintained, for the account of a Series may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering such Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to each Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Selected Foreign Custodian as described on Schedule C attached hereto at the time or times set forth on such Schedule C. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in a Board being provided with substantively less information than had been previously provided hereunder.

SECTION 4.4. REGISTRATION OF FOREIGN SECURITIES. The foreign securities maintained in the custody of a Selected Foreign Custodian (other than bearer securities) shall be registered by the Custodian or the Selected Foreign Custodian in the name of the applicable Series, the Custodian, the Selected Foreign Custodian or any nominee of the foregoing, and the applicable Fund, on behalf of such Series, agrees to hold the Custodian, the Selected Foreign Custodian or any such nominee, as applicable, harmless from any liability as a holder of record of such foreign securities. The Custodian or a Selected Foreign Custodian shall not be obligated to accept securities on behalf of a Series under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 4.5 BANK ACCOUNTS. The Custodian shall identify on its books as belonging to the applicable Series cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not permit the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Series with a Selected Foreign Custodian. All accounts referred to in this Section 4.5 shall be subject only to draft or order by the Custodian (or, if applicable, such Selected Foreign Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the applicable Series. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, the Commonwealth of Massachusetts.

SECTION 4.6. COLLECTION OF INCOME. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets of a Series held hereunder to which the Series shall be entitled. In the event that extraordinary measures are required to collect such income, the Fund, on behalf of the Series, and the Custodian shall consult and agree as to such measures and as to the compensation and expenses of the Custodian relating to such measures prior to taking any such measures. The Custodian shall credit income to the applicable Series as such income is received or in accordance with the Custodian’s then current payable date income schedule. Any credit to a Series in advance of receipt may be reversed when the Custodian reasonably determines that payment will not occur in due course, and the Series may be charged at the Custodian’s applicable rate for time credited. Income on foreign securities loaned other than from the Custodian’s securities lending program shall be credited as received.

SECTION 4.7 SHAREHOLDER RIGHTS. With respect to the foreign securities held pursuant to this Section 4, the Custodian shall use commercially reasonable efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued.

SECTION 4.8. COMMUNICATIONS RELATING TO FOREIGN SECURITIES. The Custodian shall transmit promptly to the applicable Investment Advisor for a Series all written information received by the Custodian or the Selected Foreign Custodians from issuers of the foreign securities being held for the account of the Series (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the to the applicable Fund for a Series or the applicable Investment Advisor for the Series all written information received by the Custodian or the Selected Foreign Custodians from issuers of the foreign securities being held for the account of the Series whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of a Series of a Fund at any time held by the Custodian unless (i) such foreign securities or other property is held and maintained at the Custodian, a Selected Foreign Custodian or a Foreign Securities System, and (ii) the Custodian receives Proper Instructions from the Fund with regard to the exercise of any such right or power, and both (i) and (ii) occur at least two (2) business days prior to the date on which the Custodian is to take action to exercise such right or power; notwithstanding the foregoing, the Custodian shall use best efforts to act on instructions received from the Fund not later than one (1) business day prior to the date on which the Custodian is to take action to exercise such right or power.

SECTION 4.9. LIABILITY OF SELECTED FOREIGN CUSTODIANS. Each agreement pursuant to which the Custodian employs a Selected Foreign Custodian shall, to the extent possible, require the Selected Foreign Custodian to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Selected Foreign Custodian’s performance of such obligations. At a Fund’s election, the applicable Series shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Selected Foreign Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the applicable Series has not been made whole for any such loss, damage, cost, expense, liability or claim. In no event shall the Custodian be obligated to bring suit in its own name or to allow suit to be brought in its name.

SECTION 5. PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES.

The Custodian shall receive from the distributor or the transfer agent of the Shares of a Series of a Fund (with respect to each Fund, the “Transfer Agent”) and deposit into the account of the Series such payments as are received for the Shares thereof issued or sold from time to time by the Series. The Custodian will provide timely notification to the Fund, on behalf of the Series, and the Fund’s Transfer Agent of any receipt by the Custodian of payments for Shares of such Series.

From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from a Fund’s Transfer Agent, make funds available for payment to holders of Shares of a Series of such Fund who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares of a Series of a Fund, the Custodian (i) is authorized upon receipt of instructions from the Fund’s Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders; and (ii) shall honor checks furnished to a holder of such Shares and drawn on the Custodian by such holder, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between such Fund and the Custodian.

SECTION 7. RECORDS.

The Custodian shall with respect to each Series create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Series under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Series and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission (the “SEC”). Upon request by a Fund, on behalf of a Series of the Fund, or by the Fund’s Investment Advisor, the Custodian shall (i) provide the Fund or its Investment Advisor any records of the Series maintained by the Custodian; and (ii) supply the Fund with a tabulation of securities owned by the Series and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

SECTION 7.	OPINION OF A FUND’S INDEPENDENT PUBLIC ACCOUNTANT.

The Custodian shall take all reasonable actions, as a Fund may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent public accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-SAR or other reports to the SEC and with respect to any other requirements thereof.

SECTION 8.	REPORTS TO A FUND BY THE CUSTODIAN’S INDEPENDENT PUBLIC ACCOUNTANTS.

The Custodian shall provide a Fund, at such times as such Fund may reasonably request, with reports by the Custodian’s independent public accountants relating to the services provided by the Custodian under this Agreement, including, without limitation, the Custodian’s accounting system and internal accounting control and procedures for safeguarding securities, cash and other assets, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”); such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed in such reports, and, if there are no such inadequacies, such reports shall so state.

SECTION 9. EFFECTIVE PERIOD AND TERMINATION.

This Agreement shall remain in full force and effect for an initial term ending July 31, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than (i) 60 days after the date of such delivery or mailing by a Fund, and (ii) 180 days after the date of such delivery or mailing by the Custodian.

During the Initial Term and thereafter, this Agreement may be terminated immediately by: (i) one party, if the other party materially breaches a material provision of the Agreement and either (a) fails to cure or (b) fails to establish a remedial plan to cure that is reasonably acceptable, within 30 days of discovery of such breach (and if such discovery is made by the non-breaching party, notice of such breach), (ii) a Fund, if the Custodian fails to provide an element of the services that is mutually characterized as a Critical Service (as such term may be defined by the parties), which failure is directly within the Custodian’s control, and the Custodian has failed to cure as soon as practicable, but no later than 30 days after notice of such failure, unless otherwise agreed to by the parties, (iii) a Fund, if the Custodian fails to provide a Critical Service two (2) or more times during any calendar year or five (5) or more times during the term of the Agreement, regardless of whether cured, which failure is directly within the Custodian’s control; or (iv) by one party, if there has been the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph and the immediately preceding paragraph with respect to any Fund or Series, the applicable Fund or Series shall pay the Custodian its compensation due, and shall reimburse the Custodian for its costs, expenses and disbursements.

During the Initial Term, in the event of a Fund or Series’ termination of the Agreement for any reason other than as set forth in the immediately preceding paragraph, including as a result of a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Series (or its respective successor), the Fund or applicable Series shall pay the Custodian its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by the Custodian with respect to such Fund or Series) and shall reimburse the Custodian for its costs, expenses and disbursements through that termination date. Notwithstanding the foregoing sentence, no payment beyond the date of termination will be required to be made by the applicable Fund or Series in connection with any non-recurring transaction, such as (a) the liquidation or dissolution of a Fund or Series and distribution of such entity’s assets as approved by the applicable Board for that entity, (b) a merger of a Fund or Series into, or the consolidation of a Fund or Series with, another entity, or (c) the sale by a Fund or Series of all, or substantially all, of such entity’s assets to another entity, regardless of whether the Custodian is retained to continue providing services to such Fund or Series (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund or Series shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Series. The provisions of this Section 9 and Section 6 of Schedule A shall survive termination of this Agreement for any reason.

SECTION 10. GENERAL.

SECTION 10.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Custodian and a Fund, on behalf of a Series of the Fund, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of, as applicable, the articles of organization, by-laws, agreement or declaration of trust, prospectus and other similar governing documents (collectively, the “Governing Documents”) of the Fund. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 10.2 ADDITIONAL FUNDS AND SERIES. In the event that any management investment company in addition to those listed on Appendix A-1 attached hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such management investment company shall become a Fund hereunder, be added to Appendix A-1, and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 10.3 hereof. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A-1 attached hereto with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Series hereunder and be added to Appendix A-1.

In the event that there is an account managed by GEAM in addition to those listed on Appendix A-2 hereto that GEAM desires to have the Custodian render services as custodian under the terms hereof, GEAM shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such account shall become an Account hereunder and be bound by all terms and conditions and provisions hereof with respect to such Account.

SECTION 10.3 THE PARTIES. All references herein to a “Fund” are to each of the management investment companies listed on Appendix A-1 attached hereto and each Account listed on Appendix A-2 attached hereto and each management investment company or Account made subject to this Agreement in accordance with Section 10.2 hereof individually, and all references herein to a “Series” are to (i) with respect to a Fund that has issued one or more series or will issue one or more series which will be made subject to this Agreement in accordance with Section 10.2 hereof, the individual series of the Fund or any individual series of the Fund made subject to this Agreement in accordance with Section 10.2 hereof, (ii) with respect to a Fund that has not issued any series, the Fund itself, or (iii) with respect to an Account, the Account itself, in each of the foregoing cases as if this Agreement were between each individual Fund, on behalf of each of its individual series (or, in the case of an Account, GEAM on behalf of the Account), and the Custodian. Any reference in this Agreement to “the parties” shall mean the Custodian and such individual Fund as to which the matter pertains. Each party to this Agreement hereby represents and warrants that (a) it is duly organized and validly existing in good standing in its jurisdiction of organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) this Agreement constitutes its legal, valid and binding agreement enforceable against such party in accordance with the terms of this Agreement, except as the same may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles; and (e) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

SECTION 10.4 REMOTE ACCESS SERVICES ADDENDUM. The Custodian and each Fund agree to be bound by the terms of the Remote Access Services Addendum attached hereto as Addendum A.

SECTION 10.5 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	c/o GE ASSEMT MANAGEMENT
1600 Summer Street
Stamford, CT

Attention: Legal/Compliance
Telephone: 203-xxx-xxxx
Telecopy: 203-xxx-xxxx

To the Custodian:	STATE STREET BANK AND TRUST COMPANY
Channel Center
One Iron Street
Boston, MA 02210
Attention: Jane Kirkland, Senior Vice President
Telephone: 617-664-3424
Telecopy: 617-

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five (5) business days after posting, in the case of cable twenty-four (24) hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 10.6 LOAN SERVICES ADDENDUM. In the event a Fund directs the Custodian in writing to perform loan services, the Custodian and the Fund hereby agree to be bound by the terms of the Loan Services Addendum attached hereto as Addendum B, and the Fund shall reimburse the Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and the Custodian.

SECTION 10.7 SHAREHOLDER COMMUNICATIONS ELECTION. Rule 14b-2 under the Securities and Exchange Act of 1934, as amended, requires a bank that holds securities for the account of customers to respond to requests by an issuer of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by that bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with Rule 14b-2, which may be applicable, the Custodian needs each Fund to indicate whether it authorizes the Custodian to provide such Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If a Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies. If a Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by Rule 14b-2, if applicable, to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For a Fund’s protection, Rule 14b-2, if applicable, prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES [ ]	The Custodian is authorized to release the Fund’s name, address, and share positions.

NO [X]	The Custodian is not authorized to release the Fund’s name, address, and share positions.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above-written.

EACH OF THE ENTITIES

SET FORTH ON APPENDIX A-1 ATTACHED HERETO

(separately and not jointly or jointly and severally)

By:	/s/ Susan Lasota
Name: Susan Lasota
Title: Senior Vice President – Services & Technology

GE ASSET MANAGEMENT INCORPORATED ON BEHALF OF

EACH ACCOUNT SET FORTH ON APPENDIX A-2 HERETO

By:	/s/ Susan Lasota
Name:	Susan Lasota
Title:	Senior Vice President – Services & Technology

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

Master Custodian Agreement

APPENDIX A-1

TO

MASTER CUSTODIAN AGREEMENT

Funds and Their Respective Series (if any)
GE Institutional Funds:
ZW31	GE Institutional International Equity Fund
WZ33	GE Institutional Premier Growth Equity Fund
WZ34	GE Institutional US Large-Cap Core Equity Fund
ZW35	GE Institutional U.S. Equity Fund
ZW36	GE Institutional S&P 500 Index Fund
ZW38	GE Institutional Income Fund
ZW36	GE Institutional Strategic Investment Fund
ZWCK	GE Institutional Small-Cap Equity Fund
GE Investments Funds, Inc.:
ZW40	GE Investments S&P 500 Index Fund
ZW44	GE Investments Real Estate Securities Fund
ZW49	GE Investments Premier Growth Equity Fund
ZW4A	GE Investments Core Value Equity Fund
ZW4K	GE Investments Total Return Fund
ZW80	GE Investments US Equity Fund
ZW83	GE Investments Income Fund
ZWDK	GE Investments Small-Cap Equity Fund
ELFUN Funds
ZQ00	Elfun International Equity Fund
ZQ16	Elfun Income Fund
ZQ22	Elfun Trusts
ZQ27	Elfun Tax Exempt Income Fund
ZQ56	Elfun Government Money Market Fund
ZQAK	Elfun Diversified Fund
RSP Funds
ZQ50	GE RSP US Equity Fund
ZQ36	GE RSP Income Fund

Sch A-1

APPENDIX A-2

TO

MASTER CUSTODIAN AGREEMENT

ZQ08	GE RSP Short-Term Interest Fund
ZQ88	GE RSP Money Market Fund

Sch A-1

SCHEDULE A

STANDARD TERMS AND CONDITIONS

DEFINITIONS:

All capitalized terms not specifically defined herein shall have such meaning as set forth in the respective Contract into which these Standard Terms and Conditions are incorporated by reference.

With respect to entities or accounts identified on Appendix A to the Custodian Contract (the “IIS Accounts”), between GE Asset Management Incorporated and State Street Bank and Trust Company, Party A as used herein shall mean GE Asset Management Incorporated.

With respect to entities identified on Appendix A to the Master Custodian Agreement (the “USIS Accounts,” and collectively with the IIS Accounts, the “Accounts”), by and between each USIS Account and State Street Bank and Trust Company (the “USIS Custody Agreement”), Party A as used herein shall mean each management investment company that is a party to the USIS Custody Agreement, on behalf of itself or its Series (as defined in the USIS Custody Agreement), as applicable.

The “Custodian” shall mean State Street Bank and Trust Company, in its capacity as custodian pursuant to the applicable Contract.

“Contract” shall mean the IIS Custodian Contract or the USIS Custody Agreement, as applicable.

All references to the term “Account” or “Accounts” herein shall refer to any IIS Account or USIS Account (on behalf of itself or its Series, as appropriate).

“Investment Advisor” or “Investment Manager” of an Account shall mean the duly-authorized investment manager or investment advisor of such Account.

1. TAX LAW. Subject to receipt by the Custodian of relevant and necessary documentation and information with respect to an Account and/or Party A that the Custodian has requested, the Custodian shall perform the following services for each Account: (i) file claims for exemptions from, or reductions in, U.S. or non-U.S. withholding taxes; (ii) file claims for refunds of any withheld U.S. or non-U.S. taxes; (iii) withhold appropriate amounts as required by U.S. tax laws with respect to amounts received on behalf of nonresident aliens; and (iv) provide to Party A such information actually received by the Custodian that could, in the Custodian’s reasonable belief and sole discretion, assist Party A in its submission of any tax reports or returns. Other than the servicing responsibilities identified herein and except as may arise from the Custodian’s own fraud, bad faith, negligence or willful misconduct,, the Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on Party A, the Accounts or the Custodian as custodian of the Accounts by the tax law of any country or of any state or political subdivision thereof. It shall be the responsibility of Party A to notify the Custodian of the obligations imposed on Party A, any Account or the Custodian as custodian of the Accounts by the tax law of any countries, states and political subdivisions thereof (other than the United States or any state or political subdivision thereof), including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist Party A with respect to any claim for exemption or refund under the tax law of countries for which Party A has provided such information and documentation. As the Custodian does not provide tax advice, it is specifically understood and agreed that the Custodian shall not be considered Party A’s tax advisor or tax counsel. The Custodian shall be kept indemnified by and shall be without liability to Party A for any obligations, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses that may be assessed against Party A, the Accounts or the Custodian as custodian of the assets of Party A or any Accounts. Party A agrees that the Custodian is authorized to deduct from any cash received or credited to the account of Party A any taxes or levies required by any tax or other governmental authority having jurisdiction in respect of Party A’s transactions, and that the Custodian is authorized to disclose any information required by any such tax or other governmental authority in relation to processing any claim for exemption from or reduction or refund of any taxes relating to Account transactions and holdings.

2.	PROPER INSTRUCTIONS.

“Proper Instructions,” which may also be standing instructions, shall mean instructions received by the Custodian from Party A, its Investment Advisor, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed from time to time by the Custodian and the person(s) or entity giving such instruction. The Custodian shall accept oral instructions from Party A if the Custodian reasonably believes that such instructions have been given by a person authorized to provide such instructions with respect to the transaction involved, and in such case oral instructions will be considered Proper Instructions. The Custodian shall be entitled conclusively to rely and act upon Proper Instructions until the Custodian has received notice of any change from Party A and has had a reasonable time to implement such change. The Custodian shall promptly notify Party A if the Custodian reasonably determines that an instruction does not contain all information reasonably necessary for the Custodian to carry out the instruction. The Custodian will not be liable for any loss arising from any reasonable delay in carrying out any such instruction pending receipt of missing information, clarification or confirmation, until such time that it has reasonably determined, in its sole discretion, that is has received any required clarification and/or authentication of Proper Instructions, provided that such delay did not result from the Custodian’s own fraud, bad faith, negligence or willful misconduct.

Concurrently with the execution of this Contract, and from time to time thereafter, as appropriate, Party A shall deliver to the Custodian an officer’s certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of Party A. Such certificate may be accepted and conclusively relied upon by the Custodian and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

3. EVIDENCE OF AUTHORITY. The Custodian may rely upon and shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it in good faith to be genuine and to have been properly executed by or on behalf of Party A. The Custodian may receive and accept a copy of a resolution certified by any officer of Party A as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the applicable governing body (the “Board”) as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary. If the Custodian has issued security codes or passwords to Party A in order that the Custodian may verify that certain transmissions of information, including Proper Instructions, have been originated by Party A, the Custodian shall be indemnified by and be without liability to Party A for any action taken or omitted by it in reasonable reliance upon receipt by the Custodian of transmissions of information with the proper security code or password, including instructions purporting to be Proper Instructions, which the Custodian reasonably believes to be from Party A.

4. ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY. The Custodian may in its discretion, without express authority from Party A:

1)	Make payments to itself or others for minor, out-of-pocket expenses of handling securities or other similar items relating to its duties under this Contract; provided that all such payments shall be accounted for to Party A;

2)	Surrender securities in temporary form for securities in definitive form;

3)	Endorse for collection, in the name of the applicable Account, checks, drafts and other negotiable instruments; and

4)	In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the applicable Account.

5. COMPENSATION OF CUSTODIAN. The Custodian shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time between Party A and the Custodian.

6. STANDARD OF CARE AND LIABILITY OF CUSTODIAN. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, and shall be liable for direct losses arising from its failure to meet such standard of care. The Custodian shall be indemnified by and shall be without liability to Party A for any action taken or omitted by it in good faith without fraud, bad faith, negligence or willful misconduct, including, without limitation, acting in accordance with any Proper Instruction. So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties. The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for Party A) reasonably selected by the Custodian on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Custodian shall be without liability to Party A for any loss or expense resulting from or caused by Country Risk. The Custodian shall be liable for the acts or omissions of an agent or Selected Foreign Custodian to the same extent as if such action or omission were performed by the Custodian itself, taking into account the facts and circumstances and the established local market practices and laws prevailing in the particular jurisdiction in which Party A elects to invest. Notwithstanding any other provision of the Agreements, the Custodian shall not be liable for the insolvency of any Selected Foreign Custodian. In no event shall the Custodian be liable for indirect, special or consequential damages, provided that the foregoing limitation shall not apply with respect to any damages or claims arising out of or relating to that party’s fraud or willful misconduct.

Except as may arise from the Custodian’s own fraud, bad faith, negligence or willful misconduct, the Custodian shall be without responsibility or liability to Party A for: (i) disruptions resulting from events that could not be reasonably prevented or mitigated through industry-standard contingency or back-up measures or events or circumstances beyond the reasonable control of the Custodian, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (ii) errors by Party A or any other duly authorized person in their instructions to the Custodian; (iii) the insolvency of or acts or omissions by a Securities System or a Special Sub-Custodian; (iv) the failure of Party A or any duly authorized person to adhere to the Custodian’s operational policies and procedures if such policies and procedures had been communicated to such persons; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, any Account, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non- receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction. Notwithstanding the foregoing, in the event of the occurrence of events provided in (i) above, the Custodian shall take reasonable steps to minimize service interruptions. If there occurs any loss, liability, claim, or expense under (iii) above, at Party A’s election, Party A (or Party A on behalf of the applicable Account) shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Securities System or the Special Sub-Custodian, as the case may be, as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that Party A (or Party A on behalf of the applicable Account) has not been made whole for any such loss, damage, cost, expense, liability or claim. In no event shall the Custodian be obligated to bring suit in its own name or to allow suit to be brought in its name. The Custodian shall enter into and shall maintain in effect, at all times during the term of this Contract, with appropriate parties one or more contracts making reasonable provision for (i) periodic back-up of the computer files and data with respect to Party A; and (ii) emergency use of electronic data processing equipment to provide services under this Contract. Upon reasonable request, the Custodian shall discuss with senior management of Party A such disaster recovery plan and/or provide a high-level presentation summarizing such plan.

The Custodian is authorized and instructed to rely upon the information that it receives and reasonably believes to be from Party A or any third party on behalf of Party A. The Custodian shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of Party A. The Custodian shall have no liability in respect of any loss, damage or expense suffered by Party A arising from the performance of the Custodian’s duties hereunder in reliance upon records that were maintained for Party A by entities other than the Custodian prior to its appointment as custodian for the applicable Accounts.

If Party A requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee assigned to Party A being liable for the payment of money or incurring liability of some other form, on behalf of Party A, Party A shall provide indemnity to the Custodian in an amount and form satisfactory to it.

If the Custodian, its affiliates, subsidiaries or agents advances cash or securities to Party A or an Account for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee’s own negligent action, negligent failure to act or willful misconduct, or if Party A or such Account, as the case may be, fails to compensate the Custodian in the manner agreed to pursuant to Section 5 hereof, any property at any time held for Party A or such Account shall be security therefor and should Party A or the applicable Account fail to pay or reimburse the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of Party A’s or the Account’s assets held by the Custodian, in the following order to the extent necessary to obtain payment or reimbursement: (i) cash; (ii) equity securities; (iii) fixed income securities with remaining time until maturity of less than one year; then (iv) fixed income securities, it being specifically understood that any failure of the Custodian to so utilize or dispose shall in no way affect either the validity or priority of the Custodian’s security interest in such cash or assets. The Custodian shall have the rights and remedies of a secured party under applicable law, as well as all other rights and remedies available hereunder or under applicable law. The Custodian may at any time decline to follow Proper Instructions to deliver out cash or securities of an Account if the Custodian determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash or securities remaining will not have sufficient value fully to secure Party A’s or the applicable Account’s payment or reimbursement obligations, including advances, obligations to third parties and for custody fees due to the Custodian.

The Custodian has no responsibility to monitor or oversee the investment activity undertaken by Party A or an Account or, if applicable, its Investment Advisor. The Custodian has no duty to ensure or to inquire whether an Investment Advisor complies with any investment objectives or restrictions agreed upon between Party A or an Account and the Investment Advisor or whether the Investment Advisor complies with its legal obligations under applicable securities laws or other laws, including laws intended to protect the interests of investors. The Custodian shall neither assess nor take any responsibility or liability for the suitability or appropriateness of the investments made by Party A or an Account or on its behalf.

7.	SUCCESSOR CUSTODIAN.

In the event Party A elects to substitute another bank or trust company for the Custodian with respect to an Account, and if a successor custodian for such Account shall be appointed by the applicable Board, the Custodian shall, upon notice of such appointment and receipt of Proper Instructions, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities, funds and other properties of such Account then held by it under the applicable Agreement and shall transfer to an account of the successor custodian all of the securities of such Account held in a Securities System or at the Underlying Transfer Agent, if applicable.

In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such substitution, or on the date on which the termination of this Contract, as the case may be, shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than

$25,000,000, all securities, funds and other properties held by the Custodian on behalf of the applicable Account and all related instruments held by the Custodian relative thereto and all other property held by it under this Contract on behalf of the applicable Account, and to transfer to an account of such successor custodian all of the securities of such Account held in any Securities System or at the Underlying Transfer Agent, if applicable. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of Party A to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties, and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

8. GOVERNING LAW. This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of the Commonwealth of Massachusetts.

9. PRIOR CONTRACTS; AMENDMENTS. This Contract supersedes and terminates, as of the date hereof, all prior agreements between Party A or an Account, on the one hand, and the Custodian, on the other hand, relating to the custody of each Account’s respective assets. This Contract may be amended at any time in writing by mutual agreement of Custodian and Party A.

10. ASSIGNMENT. This Contract may not be assigned by (a) Party A without the written consent of the Custodian or (b) by the Custodian without the written consent of Party A.

11. COUNTERPARTS. This Contract may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

12. SEVERABILITY. If any provision or provisions of this Contract shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Contract on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Contract shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Contract shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13. CONFIDENTIALITY. Except as otherwise specifically agreed to in writing, Party A and the Custodian each agree that: (i) all information communicated to the receiving party or to which the receiving party is provided access by the disclosing party and identified as confidential or proprietary; (ii) all information communicated to the receiving party that reasonably should have been understood by the receiving party, because of confidentiality or similar legends, or the circumstances of disclosure or the nature of the information itself, to be proprietary or confidential to the disclosing party and (iii) the terms and conditions of this Contract (collectively, the “Confidential Information”) are and will be deemed to have been received in confidence and maintained as such and will be used only for purposes of rendering or receiving services pursuant to this Contract and, except as may be required in carrying out this Contract, shall not be disclosed to any third party other than to the receiving party’s legal and financial advisers who have a need to know such information and who have an obligation to maintain the confidentiality of such information consistent with those set forth herein. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Contract, (ii) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Contract, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) the disclosure of which has been consented to in writing by the party providing the information prior to such disclosure, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic account holdings information of its clients, including Party A, on an aggregated basis with all or substantially all other client information and without specific reference to Party A.

14. REPRODUCTION OF DOCUMENTS. This Contract and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15. REGULATION GG. Party A hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Party A hereby covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, Party A is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Contract or otherwise between or among any party hereto.

16. DATA PRIVACY. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of Party A shareholders, employees, directors and/or officers that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) Social Security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account, or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17.	FOREIGN EXCHANGE.

SECTION 17.1. GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

SECTION 17.2. FUND ELECTIONS. An Account or Party A (or its Investment Advisor acting on its behalf), as the case may be, may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where Proper Instructions are given for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications the Custodian shall be deemed to have been instructed to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub- custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to Party A, an Account, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Contract for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by Party A or an Account (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 17.3. FUND ACKNOWLEDGEMENT. Party A acknowledges that in connection with all foreign exchange transactions entered into by Party A or an Account (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to Party A, the Account or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to Party A, the Account or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with Party A or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by Party A or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

SECTION 17.4. TRANSACTIONS BY STATE STREET. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to Party A or the Account (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with Party A or the Account (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, Party A or the Account or the Investment Advisor.

SCHEDULE B LIST

OF SERVICES

The following is a high-level list of services provided by the Custodian pursuant and subject to the terms and conditions of this Agreement:

Safekeeping / custody of assets / registration

Process and settle security transactions

Cash payments & receipts

Monitor for corporate action entitlements

•	Solicit and process responses for voluntary actions

•	Collect and settle entitlement for non-voluntary actions

Foreign tax withholding

Foreign tax reclaims

Collateral movement

Access to State Street’s Global Custody Network and materials relevant thereto (materials are available in the Global Market Information area of State Street’s information portal, my.statestreet.com)

Facilitate 1940 Act Rule 17f-5 and 17f-7 compliance

Cash and share reconciliation

Income and dividend collection

Income verification

Foreign exchange (transaction processing but not execution)

Asset transfers

Sch C-1

SCHEDULE C

The following State Street Global Custody Network Schedules are attached to this Schedule C:

Subcustodians – Schedule A

Depositories Operating in Network Markets – Schedule B

Schedule C (information with respect to custody and settlement practices)

Sch D-1

ADDENDUM A

REMOTE ACCESS SERVICES ADDENDUM

Add A-1

ADDENDUM B

LOAN SERVICES ADDENDUM

Add B-1